United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622 3131 fax: 203 622 6080 unitedrentals.com

United Rentals Announces Third Quarter 2007 Results

Diluted EPS from Continuing Operations Rose 23% to $0.97

EBITDA Increased $20 Million to a Quarterly Record of $342 Million

GREENWICH, Conn. – October 31, 2007 – United Rentals, Inc. (NYSE: URI) today announced third quarter 2007 continuing operations diluted earnings per share of $0.97, an increase of 23% compared with $0.79 for the third quarter 2006. Income from continuing operations for the third quarter 2007 increased 26% to $111 million, compared with $88 million for the third quarter 2006.

Net income for the third quarter 2007 was $112 million, or $0.98 per diluted share, including the discontinued operation after-tax income of $1 million or $0.01 per diluted share. By comparison, net income for the third quarter 2006 was $95 million, or $0.85 per diluted share, including the discontinued operation after-tax income of $7 million or $0.06 per diluted share.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, improved $20 million to $342 million, a quarterly record for the company.

Net income for the third quarter 2007 included a non-cash reduction in interest expense of $5 million after-tax, or $0.04 per diluted share, related to the mark-to-market impact of certain interest rate swaps, and a reduction in its income tax provision of $2 million after-tax, or $0.02 per diluted share, related to the reversal of a valuation allowance associated with state net operating loss carryforwards. The favorable impact of these matters was partially offset by charges of $4 million after-tax, or $0.03 per diluted share, related to the aggregate impact of costs associated with the anticipated merger with affiliates of Cerberus Capital Management L.P. (“Cerberus”) and the amendment of the company’s former chairman’s service agreement. Net income for the third quarter 2006 included charges of $4 million after-tax, or $0.03 per diluted share, related to two debt prepayments.

Reflecting increased traction from the company’s enhanced cost-cutting efforts, these results were achieved on revenues of $994 million in third quarter 2007, up 1% from $983 million in third quarter 2006. Equipment rentals revenue grew 4% and more than offset declines of 10% and 6%, respectively, within the company’s used equipment and contractor supplies businesses. These trends were consistent with the company’s renewed focus on its core rental business and its repositioning of contractor supplies.

The size of the rental fleet, as measured by the original equipment cost, was $4.3 billion and the age of the rental fleet was 37 months at September 30, 2007.

Third Quarter 2007 Financial Highlights from Continuing Operations

For the third quarter 2007 compared with last year’s third quarter:

•	Time utilization, on a larger fleet, improved 4.0 percentage points, more than offsetting a 2.0% decline in rental rates.

•	Same-store rental revenue increased 2.8%.

•	SG&A expense ratio improved 0.6 percentage points to 15.3% of revenues.

Rentals • Sales • Service • Supplies

•	Return on invested capital at September 30, 2007 improved 0.4 percentage points to 13.9%.

Michael Kneeland, chief executive officer of United Rentals, said, “These strong third quarter results reflect the intense focus and great energy of our employees in pursuing our core rental business as profitably as possible. We realized improvements in several key financial metrics, including earnings per share, EBITDA, time utilization and return on invested capital. At the same time, our ongoing initiatives to reduce costs are clearly succeeding. We look forward to the additional opportunities created by new ownership when the anticipated sale of the company to Cerberus is completed.”

First Nine Months Results

For the first nine months 2007, the company reported continuing operations diluted earnings per share of $1.87, an increase of 19% compared with $1.57 for the first nine months 2006. Income from continuing operations increased 22% to $210 million for the first nine months 2007, compared with $172 million for the same period last year.

Net income for the first nine months 2007 was $209 million, or $1.87 per diluted share, including the discontinued operation after-tax loss of $1 million.

EBITDA for the first nine months 2007 increased to $850 million, up 7% from $793 million for the first nine months 2006.

Net income for the first nine months 2007 included charges of $5 million after-tax, or $0.05 per diluted share, related to the aggregate impact of costs associated with the anticipated merger with Cerberus and the amendment of our former chairman’s service agreement, partially offset by a year-over-year reduction in bad debt expense of $5 million after-tax, or $0.04 per diluted share. By comparison, net income for the first nine months 2006 was $171 million, or $1.56 per diluted share, including the discontinued operation after-tax loss of $1 million, or $0.01 per diluted share, second quarter 2006 charges of $6 million after-tax, or $0.05 per diluted share, to correct previously recorded depreciation expense and provide for a tax contingency, and the third quarter 2006 charges of $0.03 per diluted share related to two debt prepayments.

Total revenues of $2.80 billion for the first nine months 2007 increased 3.7% from the first nine months 2006.

Free Cash Flow

Free cash flow for the third quarter 2007 was $43 million after total rental and non-rental capital expenditures of $209 million, compared with free cash flow of $123 million after total rental and non-rental capital expenditures of $187 million for the same period last year. The year-over-year reduction of $80 million in free cash flow, a non-GAAP measure, was largely the result of increased working capital usage.

For the first nine months 2007, free cash usage was $119 million after total rental and non-rental capital expenditures of $866 million, compared with free cash flow of $13 million after total rental and non-rental capital expenditures of $837 million for the same period last year. The year-over-year reduction in free cash flow largely reflects an increase in working capital usage and cash taxes paid in 2007.

The company’s total cash balance was $112 million at September 30, 2007, a decrease of $7 million from December 31, 2006, and a decrease of $28 million from September 30, 2006.

Return on Invested Capital (ROIC)

Return on invested capital was 13.9% for the twelve months ended September 30, 2007, an improvement of 0.4 percentage points from the same period a year ago. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash. The company reports ROIC to provide information on the company’s efficiency and effectiveness in deploying its capital and improving shareholder value.

Merger Agreement

On July 23, 2007, the company announced that it had signed a definitive merger agreement to be acquired by affiliates of Cerberus. The signing followed the April 10, 2007 announcement that the board of directors had authorized a process to explore a broad range of strategic alternatives to maximize shareholder value. The board of directors then approved the merger agreement and recommended the adoption of the merger agreement by United Rentals stockholders. On October 19, 2007, at a special meeting, stockholders approved the merger agreement. Subject to the provisions of the merger agreement, the company currently expects the transaction to close on or about November 16, 2007. Completion of the transaction is subject to customary closing conditions, but is not subject to a financing condition. The acquiring Cerberus affiliate has obtained debt and equity financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be sufficient to pay the aggregate merger consideration, related fees and expenses and any required refinancings or repayments of existing company indebtedness.

Due to the signing of the merger agreement and the expected timing of the closing, the company has discontinued providing earnings guidance and will not hold a third quarter earnings conference call.

Additional Information

For additional information concerning the company’s third quarter 2007 results, including segment performance for its general rentals and trench safety, pump and power businesses, as well as the status of the previously announced SEC inquiry of the company and related matters, please see the company’s third quarter 2007 Form 10-Q filed today with the SEC. The third quarter 2007 Form 10-Q is available online at www.unitedrentals.com, and an update of the company’s historical financial model to reflect third quarter 2007 results will be posted shortly.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 690 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 11,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,”

“should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those expected by any forward-looking statements. Factors that could cause actual results to differ from those expected, and therefore also could cause significant fluctuations in the price of our common stock, include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of, or a material change in the terms of, the merger agreement, (2) the inability to complete the merger due to the failure to satisfy any conditions to the completion of the merger, (3) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, (4) certain significant costs, fees and expenses related to the merger, such as legal and accounting fees, remain payable regardless of whether or not the proposed merger is consummated, (5) under certain circumstances, if the merger is not completed, we may be required to pay a termination (break-up) fee of up to $100,000,000, (6) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (7) non-residential construction spending or governmental funding for infrastructure and other construction projects may not reach expected levels, (8) we may not always have access to capital at desirable rates for our businesses or growth plans, (9) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (10) rates we can charge may be less than anticipated, or costs we incur may be more than anticipated, (11) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, and (12) we may incur additional significant costs and expenses in connection with the SEC inquiry, the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, the U.S. Attorney’s Office requests for information, or other litigation, regulatory or investigatory matters related to the SEC inquiry, the proposed merger or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2006, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Hyde Park Financial Communications
Fred Bratman, 212-683-3931, ext. 217
Cell: 917-847-4507
fbratman@hydeparkfin.com

UNITED RENTALS, INC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2007	2006	% Change	2007	2006	% Change

Revenues:
Equipment rentals	$719	$693	3.8%	$1,947	$1,874	3.9%
Sales of rental equipment	78	87	(10.3%)	243	248	(2.0%)
New equipment sales	56	60	(6.7%)	177	172	2.9%
Contractor supplies sales	96	102	(5.9%)	301	288	4.5%
Service and other revenues	45	41	9.8%	133	119	11.8%

Total revenues	994	983	1.1%	2,801	2,701	3.7%

Cost of revenues:
Cost of equipment rentals, excluding depreciation	303	296		885	850
Depreciation of rental equipment	111	107		321	304
Cost of rental equipment sales	56	59		174	172
Cost of new equipment sales	47	48		147	141
Cost of contractor supplies sales	78	82		245	234
Cost of service and other revenue	20	20		60	58

Total cost of revenues	615	612	0.5%	1,832	1,759	4.2%

Gross profit	379	371	2.2%	969	942	2.9%

Selling, general and administrative expenses	152	156	(2.6%)	447	453	(1.3%)
Non-rental depreciation and amortization	13	10	30.0%	38	37	2.7%

Operating income	214	205	4.4%	484	452	7.1%
Interest expense, net	44	57		146	157
Interest expense - subordinated convertible debentures	2	4		7	11
Other income, net	(4)	—		(7)	—

Income from continuing operations before provision for income taxes	172	144	19.4%	338	284	19.0%

Provision for income taxes	61	56		128	112

Income from continuing operations	111	88	26.1%	210	172	22.1%

Income (loss) from discontinued operation, net of taxes	1	7		(1)	(1)

Net income	$112	$95	17.9%	$209	$171	22.2%

Diluted earnings per share:
Income from continuing operations	$0.97	$0.79	22.8%	$1.87	$1.57	19.1%
Income (loss) from discontinued operation	0.01	0.06		—	(0.01)

Net income	$0.98	$0.85	15.3%	$1.87	$1.56	19.9%

UNITED RENTALS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30,		December 31,

	2007	2006	2006

ASSETS
Cash and cash equivalents	$112	$140	$119
Accounts receivable, net	582	541	502
Inventory	123	153	139
Assets of discontinued operation	—	160	107
Prepaid expenses and other assets	51	53	56
Deferred taxes	51	73	82

Total current assets	919	1,120	1,005

Rental equipment, net	2,918	2,659	2,561
Property and equipment, net	415	343	359
Goodwill and other intangible assets, net	1,407	1,370	1,376
Other long-term assets	58	69	65

Total assets	$5,717	$5,561	$5,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$78	$285	$37
Accounts payable	248	263	218
Accrued expenses and other liabilities	273	292	322
Liabilities related to discontinued operation	—	31	22

Total current liabilities	599	871	599

Long-term debt	2,535	2,513	2,519
Subordinated convertible debentures	146	159	146
Deferred taxes	472	413	463
Other long-term liabilities	100	104	101

Total liabilities	3,852	4,060	3,828

Common stock	1	1	1
Additional paid-in capital	1,479	1,424	1,421
Retained earnings	278	16	69
Accumulated other comprehensive income	107	60	47

Total stockholders’ equity	1,865	1,501	1,538

Total liabilities and stockholders’ equity	$5,717	$5,561	$5,366

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Cash Flows From Operating Activities:
Income from continuing operations	$111	$88	$210	$172
Adjustments to reconcile income from continuing operations to net cash provided by operating actvities:
Depreciation and amortization	124	117	359	341
Amortization of deferred financing costs	2	3	7	8
Gain on sales of rental equipment	(22)	(28)	(69)	(76)
Gain on sales of non-rental equipment	(3)	(1)	(5)	(2)
Non-cash adjustments to equipment	(1)	(1)	(1)	8
Write-off of deferred financing costs	—	8	—	8
Amortization of deferred compensation	2	6	12	11
Increase in deferred taxes	21	46	41	92
Changes in operating assets and liabilities:
Increase in accounts receivable	(29)	(45)	(79)	(29)
Decrease in inventory	39	21	16	4
Decrease in prepaid expenses and other assets	9	3	1	6
(Decrease) increase in accounts payable	(100)	(17)	30	40
Increase (decrease) in accrued expenses and other liabilities	8	19	(38)	6

Net cash provided by operating activities - continuing operations	161	219	484	589
Net cash provided by operating activities - discontinued operation	3	18	9	17

Net cash provided by operating activities	164	237	493	606

Cash Flows From Investing Activities:
Purchases of rental equipment	(181)	(164)	(785)	(787)
Purchases of non-rental equipment	(28)	(23)	(81)	(50)
Proceeds from sales of rental equipment	78	87	243	248
Proceeds from sales of non-rental equipment	13	4	20	13
Purchases of other companies	(2)	—	(23)	(39)

Net cash used in investing activities - continuing operations	(120)	(96)	(626)	(615)
Net cash (used in) provided by investing activities - discontinued operation	(2)	(6)	67	(11)

Net cash used in investing activities	(122)	(102)	(559)	(626)

Cash Flows From Financing Activities:
Proceeds from debt	194	265	421	265
Payments on debt	(255)	(408)	(420)	(423)
Proceeds from the exercise of common stock options	5	1	22	64
Proceeds received in conjunction with partial termination of interest rate caps	—	3	—	3
Subordinated convertible debentures repurchased and	—	(64)	—	(64)
Shares repurchased and retired	(3)	—	(4)	(1)
Excess tax benefits from share-based payment arrangements	18	—	28	—

Net cash (used in) provided by financing activities	(41)	(203)	47	(156)

Effect of foreign exchange rates	7	—	12	—

Net increase (decrease) in cash and cash equivalents	8	(68)	(7)	(176)
Cash and cash equivalents at beginning of period	104	208	119	316

Cash and cash equivalents at end of period	$112	$140	$112	$140

UNITED RENTALS, INC.
SEGMENT PERFORMANCE (UNAUDITED)
($ in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,

	2007	2006	% Change		2007	2006	% Change

General Rentals
Total revenues	$932	$921	1.2%		$2,632	$2,535	3.8%
Operating income	195	187	4.3%		440	409	7.6%
Operating margin	20.9%	20.3%	0.6	pts	16.7%	16.1%	0.6	pts

Trench Safety, Pump and Power
Total revenues	62	62	—		169	166	1.8%
Operating income	19	18	5.6%		44	43	2.3%
Operating margin	30.6%	29.0%	1.6	pts	26.0%	25.9%	0.1	pts

Total United Rentals
Total revenues	$994	$983	1.1%		$2,801	$2,701	3.7%
Operating income	214	205	4.4%		484	452	7.1%
Operating margin	21.5%	20.9%	0.6	pts	17.3%	16.7%	0.6	pts

DILUTED EARNINGS PER SHARE CALCULATION (UNAUDITED)
(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2007	2006	% Change	2007	2006	% Change

Income from continuing operations	$111	$88	26.1%	$210	$172	22.1%
Income (loss) from discontinued operation, net of taxes	1	7		(1)	(1)

Net income	112	95	17.9%	209	171	22.2%
Convertible debt interest	—	—		1	1
Subordinated convertible debt interest	1	2		4	6

Net income available to common stockholders	$113	$97	16.5%	$214	$178	20.2%

Weighted average common shares	84.1	80.6	4.3%	82.5	79.1	4.3%
Series C and D preferred shares	17.0	17.0	—	17.0	17.0	—
Convertible shares	6.5	6.5	—	6.5	6.5	—
Stock options, warrants, restricted stock units and phantom shares	4.2	4.8	(12.5%)	5.3	6.4	(17.2%)
Subordinated convertible debentures	3.3	5.1	(35.3%)	3.3	5.1	(35.3%)

Total weighted average diluted shares	115.1	114.0	1.0%	114.6	114.1	0.4%

Diluted earnings available to common stockholders:
Income from continuing operations	$0.97	$0.79	22.8%	$1.87	$1.57	19.1%
Income (loss) from discontinued operation	0.01	0.06		—	(0.01)

Net income	$0.98	$0.85	15.3%	$1.87	$1.56	19.9%

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as (i) net cash provided by operating activities - continuing operations less (ii) purchases of of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net cash flow provided by operating activities and free cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Net cash provided by operating activities - continuing operations	$161	$219	$484	$589
Purchases of rental equipment	(181)	(164)	(785)	(787)
Purchases of non-rental equipment	(28)	(23)	(81)	(50)
Proceeds from sales of rental equipment	78	87	243	248
Proceeds from sales of non-rental equipment	13	4	20	13

Free Cash Flow	$43	$123	$(119)	$13

UNITED RENTALS, INC.
EBITDA GAAP RECONCILIATION
(In millions)

“EBITDA” represents the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. Management believes EBITDA provides useful information about operating performance and period over period growth. However, EBITDA is not a measure of financial performance or liquidity under GAAP and accordingly should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between income from continuing operations before provision for income taxes and EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2007	2006	2007	2006

Income from continuing operations before provision for income taxes	$172	$144	$338	$284
Interest expense, net	44	57	146	157
Interest expense - subordinated convertible debentures	2	4	7	11
Depreciation - rental equipment	111	107	321	304
Non-rental depreciation and amortization	13	10	38	37

EBITDA	$342	$322	$850	$793